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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                     NEWS
March 13, 2003                                                      NASDAQ-CMED

                        COLORADO MEDTECH, INC. ANNOUNCES
                  SALE OF COMPANY TO KRG CAPITAL PARTNERS, LLC

BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ -- CMED) today announced that it has entered into a definitive agreement to sell the Company to CIVCO Holding, Inc., an entity controlled by KRG Capital Partners, LLC and its affiliated funds. Under the terms of the agreement, a subsidiary of CIVCO Holding will be merged with and into Colorado MEDtech, with Colorado MEDtech continuing as a private corporation.

Under the terms of the agreement, shareholders of Colorado MEDtech will receive cash for each share of Colorado MEDtech common stock that they own, equal to $62.5 million in the aggregate plus Colorado MEDtech cash (net of any remaining liabilities) at the time of closing, divided by the number of shares outstanding (currently approximately 13,300,000). Based upon such formula, the Company estimates that the closing proceeds to be paid to Colorado MEDtech shareholders will be in the range of $4.50 -- $5.00 per share. The transaction, which is subject to shareholder approval and customary closing conditions, is expected to close by June 30, 2003.

"We are extremely pleased to have signed this agreement with KRG Capital," said Stephen K. Onody, Colorado MEDtech's Chairman and CEO. "Over the past several months we engaged in a careful and extensive process of seeking buyers for the Company. KRG's significant experience in the medical device industry and clear understanding of the business model of our CIVCO subsidiary prompted them to offer significant value to our shareholders."

Bruce Rogers, Co-founder and Managing Director of KRG Capital Partners, LLC stated, "We are extremely pleased to have executed the agreement to acquire the outstanding shares of Colorado MEDtech. This transaction will result in KRG Capital and its affiliated funds gaining control of Colorado MEDtech's profitable CIVCO Medical Instruments subsidiary. We are excited to become the new financial partner for the CIVCO management team and we look forward to continuing to build upon CIVCO's strong track record as a leader in the ultrasound accessories and minimally invasive surgical markets."

Tri-Artisan, LLC is advising Colorado MEDtech on the transaction.

Colorado MEDtech, Inc., through its CIVCO Medical Instruments Co., Inc. subsidiary, is a full service developer and manufacturer of medical devices and equipment for the ultrasound and minimally invasive OEM and end-user markets.

KRG Capital Partners, LLC, headquartered in Denver, Colorado, is a private equity investment firm specializing in acquiring controlling interests in middle market companies. KRG Capital, through its affiliated funds, manages over $750 million of committed capital to support its companies and their add-on acquisition opportunities.



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Forward-Looking Statements

The statements in this news release that are not historical facts, including those regarding strategic alternatives, are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the Company's shareholders may not approve the merger transaction, the risk that a material adverse change in the Company's business may prevent the merger from closing (i.e., the risk that the Company's existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company may not successfully complete the work encompassed by current or future orders, the risk that unforeseen technical or production difficulties may adversely impact project timing and financial performance, the risk of an adverse result in pending or potential litigation, the risks associated with regulation by the Federal Food and Drug Administration including compliance with the Quality System Regulation, and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the business of the Company is dependent) or the risk that the Company may otherwise be unable to successfully complete the merger transaction. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.


                                    CONTACTS:

Colorado MEDtech, Inc.
Stephen K. Onody, President and CEO              Telephone:        303.530.2660
Gregory A. Gould, CFO                            Fax:              303.581.1010
Website: www.cmed.com                            Email:       cmedinfo@cmed.com